UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒                    Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Colony Bankcorp, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 14, 2022

Dear Fellow Shareholder:
On behalf of the Board of Directors and management of Colony Bankcorp, Inc. (the "Company"), I cordially invite you to attend the 2022 Annual Meeting of Shareholders. The meeting will be held at 11:00 a.m., local time, on May 19, 2022, at the Company’s Corporate Headquarters, 115 South Grant Street, Fitzgerald, Georgia.
As we do at this meeting every year, in addition to considering the matters described in the Proxy Statement, we will present the management’s report on the Company’s 2021 financial and operating performance and will address your questions and comments.
A Proxy Statement describing the business to be conducted at the Annual Meeting and a proxy card enabling you to vote without attending the meeting is enclosed. Our Annual Report to Shareholders for the year ended December 31, 2021 is also provided. In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and 2021 Annual Report to Shareholders are also available on the Internet at https://materials.proxyvote.com/19623P.
An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge each of you to exercise your rights as a shareholder to vote and participate in this process. In this Annual Meeting, shareholders are being asked to consider and vote upon: (1) the election of eleven directors of the Company; (2) the approval of an amendment to the Company’s Articles of Incorporation, as amended, to increase the number of authorized shares of (a) the Company’s capital stock from 30,000,000 to 60,000,000 and (b) the Company’s common stock from 20,000,000 to 50,000,000; (3) the advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement; (4) the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and (5) any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed Proxy Statement and vote and submit your proxy online, by telephone, or by mail. This will ensure that your shares are represented at the Annual Meeting and will save us the additional expense of soliciting proxies. If you vote your shares prior to the Annual Meeting, you will have the right to revoke your proxy and vote your shares by one of the methods described in the Proxy Statement.

Your Board of Directors and management are committed to the continued success of Colony Bankcorp, Inc. and the enhancement of your investment. As President and CEO, I want to express my appreciation for your confidence and support.

Sincerely,
T. Heath Fountain
President and Chief Executive Officer

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 19, 2022

To the shareholders of Colony Bankcorp, Inc.:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at Colony Bankcorp, Inc.’s Corporate Office at 115 South Grant Street, Fitzgerald, Georgia on Thursday, May 19, 2022 at 11:00 a.m., local time, for the following purposes:

1.To elect eleven directors to serve until the 2023 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2.To approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the number of authorized shares of (a) the Company’s capital stock from 30,000,000 to 60,000,000 and (b) the Company’s common stock from 20,000,000 to 50,000,000;

3.To solicit an advisory (non-binding) vote approving the Company’s executive compensation;

4.To ratify the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

5.To transact any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other such business.

The close of business on March 25, 2022 has been fixed as the record date by the Board of Directors for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered - whether individually, as joint tenants, or in a representative capacity - and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate office located at the address set forth above.

It is important that your shares be represented and voted at the meeting regardless of the numbers of shares you own. Whether or not you plan to attend the Annual Meeting, you are urged to promptly vote the enclosed proxy. You can vote your shares online or by telephone, or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You may revoke your proxy at any time prior to its exercise by written notice to the Company prior to the meeting or by attending the meeting personally and voting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

    By Order of the Board of Directors
    T. Heath Fountain
    President and Chief Executive Officer
Fitzgerald, Georgia
April 14, 2022

COLONY BANKCORP, INC.
Post Office Box 989
115 South Grant Street
Fitzgerald, Georgia 31750

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
May 19, 2022

This proxy statement is being furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors (the “Board”) to be voted at the 2022 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the meeting. The Annual Meeting will be held on Thursday, May 19, 2022, at Colony Bankcorp, Inc.’s Corporate Office at 115 South Grant Street, Fitzgerald, Georgia 31750, at 11:00 a.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or mailed to shareholders is April 14, 2022. You should read the entire proxy statement carefully before voting.

As used in this proxy statement, the terms “Colony Bankcorp,” “Company,” “Colony,” “we,” “our” and “us” all refer to Colony Bankcorp, Inc. and its wholly-owned banking subsidiary, Colony Bank, except where the context requires otherwise.

Notice Regarding The Internet Availability Of Proxy Materials

We have posted materials related to the 2022 Annual Meeting on the Internet. The following materials are available on the Internet at https://materials.proxyvote.com/19623P:

•This proxy statement for the 2022 Annual Meeting,
•Colony’s 2021 annual report to shareholders, and
•Colony’s Annual Report on Form 10-K for the year ended December 31, 2021, and filed with the Securities and Exchange Commission.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Colony Bankcorp’s common stock, $1.00 par value per share (“Company common stock”), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Company common stock who are entitled to notice of and to vote at the Annual Meeting is March 25, 2022. On the record date, 17,586,333 shares of Company common stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all broker non-votes and abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect eleven directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve each director nominee set forth in Proposal No. 1 is governed by the Company’s Amended and Restated Bylaws and is an affirmative vote of a majority of the votes cast at the Annual Meeting where a quorum is present, provided, however, in the event of a contested election for a director seat, such director shall be elected by a plurality of votes received rather than a majority of votes cast. Abstentions, votes withheld, and broker non-votes will not be counted and will have no effect. Shareholders are not entitled to cumulative voting in the election of our directors. Any other matter which may be submitted to shareholders at the Annual Meeting will be determined by a majority of the votes cast at the Annual Meeting, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve an amendment to the Company’s Articles of Incorporation, as amended (the “Articles”), to increase the number of authorized shares of (1) the Company’s capital stock from 30,000,000 to 60,000,000 and (2) the Company common stock from 20,000,000 to 50,000,000 (Proposal No. 2), you may vote for or against the proposal or abstain. The vote required to approve Proposal No. 2 is an affirmative vote of a majority of the votes entitled to be cast. Abstentions, votes withheld, and broker non-votes will have the same effect as voting against Proposal No. 2.

In voting on the proposal to approve the advisory (non-binding) vote on executive compensation (Proposal No. 3), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 3, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect. The vote is advisory, and will not be binding upon the directors.

In voting on the proposal to approve the ratification of the Company’s independent registered public accounting firm (Proposal No. 4), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 4, excluding abstentions and votes withheld, which will not be counted and will have no effect.

As of March 25, 2022 our directors and executive officers held 1,352,372 shares of Company common stock, or approximately 7.69% of all outstanding common stock, and we believe that all of those shares will be voted in favor of all proposals.

In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

The Board recommends that you vote your shares "FOR" the election of each of the eleven director nominees named in this proxy statement, "FOR" the amendment to the Company’s Articles to increase the number of authorized shares of (1) the Company’s capital stock from 30,000,000 to 60,000,000 and (2) the Company common stock from 20,000,000 to 50,000,000, "FOR" the advisory vote on the compensation of Colony’s named executive officers, and "FOR" the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for 2022.

Proxies

If you hold your shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote your shares, you may select one of the following options:

•Vote by Telephone - You can vote your shares by telephone by calling 1-800-690-6903. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 18, 2022. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

•Vote by Internet - You can also choose to vote by visiting www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 18, 2022. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.

•Vote by Mail - If you choose to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided.

•Vote in Person - You can vote your shares at the Annual Meeting by attending the Annual Meeting and voting in person.

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before the Annual Meeting by giving written notice to our Secretary, Edward L. Bagwell, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, by voting in person at the Annual Meeting, or by voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on May 18, 2022.

All expenses incurred in connection with the solicitation of proxies will be paid by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and employees of the Company without additional compensation. The Annual Report of the Company for the year 2021, which includes the Audited Consolidated Financial Statements and accompanying Notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this proxy statement.

Beneficial Holders: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, commonly referred to as “street name,” you should have received our proxy materials from that organization rather than from us. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

If your shares are held by your broker, bank or other agent as your nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  You are not the “record holder” of such shares. If this is the case, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while the election of directors, amendment to the Company's Articles to increase the authorized shares of the Company's capital stock and Company common stock, and the advisory vote on executive compensation are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm but such shares will not be voted with respect to the election of directors, amendment to the Company's Articles to increase the authorized shares of the Company's capital stock and Company common stock, and the advisory vote on executive compensation.

If your shares are held by your broker, bank or other agent as your nominee, you must follow the instructions provided by your broker, bank or other agent as your nominee if you wish to change or revoke your vote.

Voting Results

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Attending the Annual Meeting

If you attend the Annual Meeting and desire to vote your shares at the meeting, you must bring photo identification. If you hold your shares through a bank, broker or other agent, you must also bring proof of your ownership of your shares, such as the voting instruction form or an account statement from your broker, bank or other agent. Without proof of ownership, you may not be allowed to vote at the meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Annual Meeting is prohibited without express written consent of the Company.

Proxy Solicitation

The Board of Directors is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Additional Questions

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of the Proxy should contact Edward L. Bagwell at Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750 or by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

BUSINESS OF THE COMPANY

The Company is a Georgia business corporation that began operating as Colony Bank in 1975. The Company was organized for the purpose of operating as a bank-holding company in 1982 under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. From 1984 through 2008, the Company engaged in a series of mergers and acquisitions that resulted in the Company’s ownership of seven banking subsidiaries and one non-bank subsidiary. In 2008, the Company affected a merger (the “Merger”) of its subsidiary banks into one surviving bank, Colony Bank of Fitzgerald, which it renamed Colony Bank (the “Bank”).

The Company conducts a general full service commercial, consumer and mortgage borrowing business through 37 locations throughout Georgia and one in Alabama. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. In 2021, through a fully owned subsidiary of the Bank, CBAN Customer Synergy, LLC, the Company began offering insurance to its customers. Because the Company is a bank holding company, its principal operations are conducted through its wholly-owned subsidiary bank, Colony Bank. The Company has 100 percent ownership of the Bank and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the Bank in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of the Bank remains with the Bank’s Board of Directors and officers. Services rendered by the Company are intended to assist bank management and to expand the scope of available banking services.

Colony Bankcorp, Inc.’s common stock is quoted on the NASDAQ Global Market under the symbol “CBAN.”

Employees

As of December 31, 2021 the Company and its subsidiaries employed 502 employees, 492 of which are full-time employees.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors consists of eleven members, nine of whom are non-employee directors. The Company’s Amended and Restated Bylaws provide that the Board of Directors shall consist of not less than three nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. Our Board of Directors also serves as the Board of Directors of the Bank.

The Board of Directors has voted that the Board consist of eleven members for the Company’s 2022 fiscal year.

The Nominating Committee, consisting of independent directors Edward P. Loomis, Jr., Meagan M. Mowry, Matthew D. Reed and Harold Wyatt, III, recommended to the full Board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nominating Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2023 annual meeting:

Scott L. Downing                    Meagan M. Mowry
M. Frederick Dwozan, Jr.                Matthew D. Reed
T. Heath Fountain                    Jonathan W.R. Ross
Terry L. Hester                    Brian D. Schmitt
Edward P. Loomis, Jr.                    Harold W. Wyatt, III
Mark H. Massee

Each of the nominees is currently a director.

The Board of Directors unanimously recommends that you vote “FOR” each of the eleven nominees named above to the Board of Directors.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Set forth below is information as of March 25, 2022 about each of the director nominees, including his or her name, age, experience and qualifications, each of the positions and offices he or she holds with the Company, his or her term of office as a director, and all periods during which he or she has served as a director of the Company. Each director's beneficial ownership of Company common stock is set forth in the table on page 21.

As currently comprised, the Board of Directors is a diverse group of individuals who are drawn from various market sectors and industry groups with a presence in the Bank's markets. Board members are individuals with knowledge and experience who serve and represent the Company's geographic footprint throughout the counties and communities served. Current board representation by outside directors demonstrates a background in banking, local government, construction and hospitality, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations. In addition, generational attributes further broaden the diversity of the full board.

Directors and Nominees

Scott L. Downing. Mr. Downing, age 51, is the President of SDI Investments and President of Lowell Packing Company. He has served as President of SDI Investments since 2005 and as an officer of Lowell Packaging Company since 1997. He is very active in community affairs and currently serves as Chairman of the Dorminy Medical Center Foundation. Mr. Downing has also served as Ben Hill County Commissioner and Chairman of the ACCG policy committee for Economic Development and Transportation. He previously served as a Director of the Colony Bank Fitzgerald charter until the Merger in 2008 and has served as a community board member of the Colony Bank Fitzgerald office since 2008. Mr. Downing graduated from Georgia Southern University with a BBA in Management. Mr. Downing has been a Director of the Company since January 2012.

The Board of Directors believes that Mr. Downing’s broad business background dealing with regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the Company and will make him an excellent candidate for Director of the Company.

M. Frederick Dwozan, Jr. Mr. Dwozan, age 74 is the Owner, Chairman and President of Hospice Care Options, I.V. Care Options, D & B Homecare, and Prescription Shop. Mr. Dwozan has operated these entities ranging from 23 to 42 years. These entities employ over 180 employees and provide care to critically ill patients with home IV therapy, nutritional support, pain and disease management, hospice care, and medical equipment in 104 Georgia counties. He previously served as a Director of Colony Bank Dodge until the Merger in 2008 and has served as a community board member of the Colony Bank Eastman office since 2008. Mr. Dwozan graduated from University of Georgia with a BS in Pharmacy. Mr. Dwozan has been a Director of the Company since January 2012 and has served as Vice Chairman since June 2017.

The Board of Directors believes that Mr. Dwozan’s broad business and bank board experience will provide invaluable expertise in oversight and setting policy for the Company and will make him an excellent candidate for Director of the Company.

T. Heath Fountain. Mr. Fountain, age 46, has served as President and Chief Executive Officer of the Company since July 2018. Mr. Fountain is an experienced executive officer and has numerous years of experience in the banking industry and brings significant public-company experience and market-area knowledge to the position. From 2015 to 2018, Mr. Fountain served as the President and Chief Executive Officer of Planters First Bank in Hawkinsville, Georgia. Prior to his tenure at Planters First Bank, he served as Executive Vice President and Chief Financial Officer of Albany-based Heritage Financial Group from 2007 until its acquisition by Renasant Bank in 2015. Mr. Fountain graduated from University of Georgia with a BBA in Accounting. Mr. Fountain has been a Director of the Company since July 2018.

The Board of Directors believes that Mr. Fountain’s background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Terry L. Hester. Mr. Hester, age 67, served as Executive Vice President, Treasurer and Secretary of the Company since June 2019 until he retired from the Company in December 2019. Previously, Mr. Hester served as Executive Vice President and Chief Financial Officer of the

Company from June 1994 until June 2019 and Secretary of the Company from May 2003 until December 2019. He also served as Acting President and Chief Executive Officer from June 1993 to June 1994 and served as Treasurer from 1982 until December 2019. He previously served as a Director of Colony Bank Wilcox and Quitman charters until the Merger and served as a community board member of the Colony Bank Wilcox and Quitman offices from 2008 until his retirement in December 2019. Mr. Hester graduated from Valdosta State University with a BBA in Accounting. Mr. Hester has been a Director of the Company since March 1990.

The Board of Directors believes that Mr. Hester’s experience as an accountant and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Edward P. Loomis, Jr. Mr. Loomis, age 68, served as President and Chief Executive Officer of the Company from May 2012 until he retired from the position in July 2018. Mr. Loomis is an experienced executive officer beginning his career in 1975 at Trust Company Bank in Atlanta, Georgia, where he served as Vice President and Commercial Leander. Mr. Loomis served as President and Chief Executive Officer of Atlantic Southern Bank from 2009 to 2011 and First Macon Bank & Trust from 1987 to 1998, both based in Macon, Georgia. In addition, he served as interim President and Chief Executive Officer of Rivoli Bank and Trust in Macon from August to December 2005. Mr. Loomis graduated from University of Mississippi with a BBA in Banking and Finance. Mr. Loomis has been a Director of the Company since May 2012.
The Board of Directors believes that Mr. Loomis’ background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Mark H. Massee. Mr. Massee, age 68, is a self-employed building construction consultant. He is the retired President of Massee Builders, Inc. with which he was affiliated for 42 years. Mr. Massee is Owner/Manager of MHM Properties and is Owner/President of Dorminy-Massee House Inc., a bed and breakfast inn. Mr. Massee is the former mayor of the City of Fitzgerald, Georgia. He has served as Director of Colony Bank since 1996. Mr. Massee graduated from Georgia Institute of Technology with a BS in Industrial Management. Mr. Massee has been a Director of the Company since February 2007 and served as Vice Chairman of the Board from June 2013 until June 2016. Mr. Massee has served as Chairman of the Board since June 2016.

The Board of Directors believes that Mr. Massee’s experience in commercial real estate and management will make him an excellent candidate for Director of the Company.

Meagan M. Mowry. Ms. Mowry, age 45, is the co-founder and co-owner of Simcoe Investments, founded in September, 2008, and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate. Ms. Mowry has served as Manager and Marketing Director of Integrity Real Estate, LLC since January 2016 and as Vice President of Homes of Integrity from 2004 to 2016. Ms. Mowry entered the real estate industry in 2004 and has been a licensed real estate agent since 2014 through the Savannah Board of Realtors. Ms. Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association. Ms. Mowry has been a Director of the Company since March 2019.

The Board of Directors believes that Ms. Mowry’s knowledge of real estate lending and finance and her understanding of the real estate industry will make her an excellent candidate for Director of the Company.

Matthew D. Reed. Mr. Reed, age 34, is the owner and Chief Executive Officer of Georgia CEO, a network of local websites focused on the business communities across Georgia. Mr. Reed has been the owner of the company since 2010 and Chief Executive Officer of the company since 2012. Mr. Reed also serves on the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center’s State Advisory Board. He has served as a community board member of the Colony Bank Albany office since December 2018. Mr. Reed graduated from Valdosta State University with a BBA in Management. Mr. Reed has been a Director of the Company since March 2019.

The Board of Directors believes that Mr. Reed’s record of business and civic achievement will be invaluable to our mission as a community bank. Also, the expertise and insight he provides to the Greater Georgia business community will add a unique perspective to our Board’s governance and will make him an excellent candidate for Director of the Company.

Jonathan W.R. Ross. Mr. Ross, age 58, is President of Ross Construction Company, a heavy highway commercial construction company that Mr. Ross has operated as President for the past 20 years. Mr. Ross previously served as a Director of the Colony Bank Worth charter until the Merger in 2008 and has served as a community board member of the Colony Bank Sylvester office since 2008. Mr. Ross has been a Director of the Company since May 2007.

The Board of Directors believes that Mr. Ross’ business and management experience will make him an excellent candidate for Director of the Company.

Brian D. Schmitt. Mr. Schmitt, age 60, has served as Executive Vice Chairman of the Board and a Director of the Company since August 2021. From July 2016 to August 2021, Mr. Schmitt served as President and Chief Executive Officer of SouthCrest Financial Group, Inc. and SouthCrest Bank until its merger with the Company in August 2021. Prior to his time at SouthCrest, Mr. Schmitt has held many other executive leadership positions with other banks, including The PrivateBank, Premier Bank and Heritage Financial Group. Mr. Schmitt graduated from Troy University with a BA in Finance. He has been in banking since 1983.

The Board of Directors believes that Mr. Schmitt's experience in bank executive management will make him an excellent candidate for Director of the Company.

Harold W. Wyatt, III. Mr. Wyatt, age 53, has been involved in the commercial real estate industry since 1994 and is currently the principal owner of Wyatt Capital, LLC and Wyatt Realty Company, LLC. Both companies were founded in 2007 by Mr. Wyatt and are principally in the business of developing, acquiring, improving, and selling investment commercial real estate assets along with providing third party general brokerage services to clients. Mr. Wyatt has previously served on the Board of Directors for Darlington School in Rome, Georgia, Trinity School in Atlanta, Georgia, and Peachtree Golf Club in Atlanta, Georgia. Mr. Wyatt was elected to the SouthCrest board in 2010 and served as Chairman of the Board of Directors of SouthCrest Financial Group, Inc. beginning in 2018 until its merger with Colony in August 2021. Mr. Wyatt graduated from University of Georgia with a BBA in Finance. He has served as a Director of the Company since August 2021.

The Board of Directors believes that Mr. Wyatt's business and management experience will make him an excellent candidate for Director of the Company.

No director named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the other directors or executive officers. No director named herein is being proposed for election pursuant to any agreement or understanding between such director and the Company. Each director serves until the Annual Meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers

T. Heath Fountain, Tracie Youngblood, Edward Lee Bagwell, III, David A. Borrmann, Leonard Bateman, Jr., Kimberly C. Dockery, M. Eddie Hoyle, Jr. and Brian D. Schmitt are executive officers of the Company. The following are certain biographical information for our executive officers. For Mr. Fountain and Mr. Schmitt, who also serve as directors of the Company, please see “Directors and Nominees” for their biographical information.

Tracie Youngblood. Ms. Youngblood, age 50, has served as Executive Vice President and Chief Financial Officer of the Company since June 2019. She previously served as Controller of Fidelity Southern Corporation and as Senior Vice President and Controller of Fidelity Bank in Atlanta, Georgia since 2018. She also served as Senior Vice President and Controller of Square 1 Bank in Durham, North Carolina from October 2010 until February 2018. From 2005 to 2010, she held similar positions with Ameris Bank in Moultrie, Georgia, and Georgian Bank in Atlanta, Georgia. Between 1995 and 2005, Ms. Youngblood moved up through a number of positions of increasing responsibility with other banks and organizations.

Edward L. Bagwell, III. Mr. Bagwell, age 54, has served as Executive Vice President, Chief Risk Officer and General Counsel of the Company since May 2019, and Corporate Secretary of the Company since December 2019, and previously served as Executive Vice President and Chief Credit Officer of the Company since August 2017. Mr. Bagwell served as Senior Vice President and Chief Credit Officer from October 2016 to August 2017. Mr. Bagwell joined the Company in June 2003 as a commercial lender and in-house legal counsel with Colony Bank Southeast. Beginning in 2008 he served as the Company’s in-house legal counsel and was in charge of the Bank’s special assets. Prior to that time, Mr. Bagwell was in private practice in Douglas, Georgia.

Leonard Bateman, Jr. Mr. Bateman, age 49, has served as Executive Vice President and Chief Credit Officer of the Company since May 2020, and previously served as Senior Credit Officer of the Company between May 2019 and May 2020. Mr. Bateman served as President and CEO of Calumet Bank in LaGrange, Georgia from August 2012 to May 2019. Mr. Bateman was a Director of Calumet Bank from January 2008 until May 2019, when it was acquired by the Company. He has approximately 25 years of banking experience.

David A. Borrmann. Mr. Borrmann, Age 51, has served as Executive Vice President, Chief Strategy Officer of the Company since August 2021. He previously served as Executive Vice President and Chief Financial Officer of SouthCrest Bank Financial Group, Inc. and SouthCrest Bank, N.A. from 2014 until its merger with the Company in August 2021. From 2011 through 2014, Mr. Borrmann served as Director of Finance at SouthCrest. Prior to his time at SouthCrest, Mr. Borrmann was employed as a publishing research analyst in the community and regional banks industry at both Morgan Keegan and SunTrust Robinson Humphrey.

Kimberly C. Dockery. Ms. Dockery, age 39, has served as Executive Vice President and Chief Administrative Officer of the Company since July 2018. She previously served as Chief Administrative Officer at Planters First Bank from 2015 to 2018. Prior to joining Planters First Bank, Ms. Dockery served as Management Reporting and Banking Officer at Albany-based Heritage Financial Group from 2007 to 2015.

M. Eddie Hoyle. Mr. Hoyle, age 64, has served as Executive Vice President and Chief Banking Officer of the Company since May 2019, with primary responsibility of overseeing the commercial sales of the banking centers. Mr. Hoyle originally joined Colony Bank in June 2011 serving as Regional Market Executive and Executive Vice President of the Company. Prior to joining the Company, Mr. Hoyle was employed by Habersham Bank for approximately 12 years where he most recently served as Senior Vice President/Commercial Lending. He has approximately 41 years of banking experience.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause. No executive officer named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the directors or other executive officers.

Governance of the Company

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Company, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promotes this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the law of the state in which we are incorporated), the rules and listing standards of the NASDAQ Stock Market, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eleven members, all of whom meet the NASDAQ standard for independence with the exception of Messrs. Fountain, Hester and Schmitt. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our Board of Directors. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors Following the Annual Meeting, the Board of Directors will consist of eleven members, of which eight members will meet the NASDAQ standard for independence. The Board of Directors has determined that Messrs. Fountain, Hester and Schmitt each do not qualify as an independent director because they are current or past executive officers of the Company and/or the Bank. Only independent directors serve on our Audit Committee, Governance Committee, Compensation Committee and Nominating Committee.

In June 2016 the Board of Directors appointed Mark H. Massee as Chairman. Mr. Massee previously served as Vice Chairman. In this capacity as Chairman, Mr. Massee has frequent contact with Mr. Fountain and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Massee meets the rules of the NASDAQ standard for independence.

In assessing potential directors for our Board, we look for candidates who possess a wide range of experience, skills, and areas of expertise, knowledge and business judgment. A director candidate should also have demonstrated superior performance or accomplishments in his or her professional undertakings.

Our Board of Directors conducts regular meetings and also conducts some of its business through the committees described below. The Board met 13 times during 2021, and each director attended at least 75 percent of the meetings of the full Board and of the committee or committees on which he or she serves. The Company does not have a formal policy regarding director attendance at the Company’s Annual Meeting, but all directors are encouraged to attend. All incumbent directors who were serving as directors in 2021 were in attendance at the 2021 Annual Meeting.

Leadership Structure of the Board

In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman; each of these positions may be held by the same person or may be held by two persons. Currently, Mark H. Massee serves as Chairman of both the Company and the Bank and T. Heath Fountain serves as President and Chief Executive Officer of both the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment with corporate strategy and provides an effective leadership model for the Company. In light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that its current structure is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s shareholders. From time to time, the board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. The Board of Directors has ultimate authority and responsibility for overseeing our risk management. The Board of Directors monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific reports from management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below. However, the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and Risk Management Committee receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Risk Management Committee also annually reviews and approves our Information Security Policy. Our Risk Management Committee reviews cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. Our Board received quarterly updates on cybersecurity and information security risk in 2021 and discussed cyber security and information security risks with both the Information Security Officer and Chief Risk Officer.

Board Diversity Matrix

Board Diversity Matrix (As of March 25, 2022)
	Female	Male
Total Number of Directors
Part I: Gender Identity
Directors	1	10
Part II: Demographic Background
White	1	10

Environmental, Social and Governance Initiatives ("ESG")

Our Board of Directors is committed to overseeing our ESG initiatives. We consider ESG-related matters throughout the organization with a focus on transparency and continuous improvement. Our ESG initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development and financial education; promoting diversity, equity and inclusion within the Company; and corporate governance best practices.

•Environmental
◦Increasing customer usage of electronic statements, online/mobile banking.
◦Reducing energy consumption by converting to LED lights - Company goal is to have all offices converted by December 2024.
◦Utilizing digital processes such as e-signature and digital board packages as well as more remote work and virtual meeting to conserve fossil fuels.
◦Shred companies used by the company to dispose of confidential documents are required to recycle.
◦Banking renewable industries such as farming and timber.

•Social
◦Developing youth leaders through Colony Leadership Academy - The first class graduated in 2021 and the Class of 2022 is underway. Participants in the Colony Leadership Academy benefit from getting to know one another and through exchange of ideas and experiences, they gain knowledge and understanding on crucial issues facing our community, while also attaining leadership skills. Participants also develop a network of relationships with other leaders of various backgrounds throughout Georgia through our mentorship program. This professional leadership curriculum is achieved through an eleven-month program of structured activity where participants become familiar with all aspects of our community. Upon completion of the program, participants receive a $1,000 scholarship to the College/University of their choice. Colony Leadership Academy utilizes professional leadership trainers through the University of Georgia’s Fanning Institute while also utilizing community resources for courses such as Health and Recreation, Economic Development, Arts and Culture, Public Safety, Social Services, Education, Government Affairs, and more.
◦Providing financial literacy education to over 5,000 high school students - Provided the Dave Ramsey Foundations coursework to 21 high schools throughout our footprint. Over 5,000 students now have access to financial literacy in their classrooms.
◦Through internal weight loss and health promotion initiatives, our team members collectively lost 120lbs over the past year.

◦Financial and volunteer support for charitable and community organizations - Hundreds of our employees' hours are volunteered annually

•Governance
◦All members of the Board of Directors stand are elected to one year terms.
◦Insider ownership of 7.69% aligns leadership with shareholders.
◦Added one female to the board and two females to executive management since 2018.
◦Proactively looking for opportunities to add diversity to the board.

Code of Conduct and Code of Ethics

Our Board of Directors has adopted a Code of Conduct that applies to all of our directors, officers and employees. The code provides fundamental ethical principles to which these individuals are expected to adhere to and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. In addition, our Board of Directors has also adopted a Code of Ethics that applies to our directors and senior financial officers to prescribe and enforce the policies and procedures employed by our financial operations. Our Code of Conduct and Code of Ethics are both available on our website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” We expect that any amendments to the codes, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by NASDAQ Stock Market rules.
Committees of the Board of Directors

The Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to approval by the full Board. The purpose of the Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies; to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans; and to recommend any changes to the Directors’ compensation packages. The Chief Executive Officer makes recommendations to the Compensation Committee on executive compensation except for his own compensation. The Compensation Committee does not delegate its authority to other persons or groups. Mr. Massee is the Chairman of the Compensation Committee. Mr. Reed, Mr. Dwozan, Mr. Massee and Mr. Ross were members of the Compensation Committee during the year 2021. As of December 31, 2021, the members of the Compensation Committee met the independence requirements of the rules of NASDAQ. The Compensation Committee met 6 times during the year. The Compensation Committee operates under the Governance, Compensation, and Nominating Committee Charter. The Charter is available on the Company’s website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” The Board of Directors reviews and approves changes to the Governance, Compensation, and Nominating Committee Charter annually.

The Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Mr. Massee is the Chairman of the Governance Committee. Mr. Reed, Mr. Ross, Ms. Mowry, Mr. Wyatt and Mr. Massee were members of the Governance Committee during the year 2021. As of December 31, 2021, the members of the Governance Committee met the independence requirements of the rules of NASDAQ. The Governance Committee did not meet during the year 2021, as all governance issues during 2021 were handled by the Board. The Governance Committee operates under the Governance, Compensation, and Nominating Committees Charter which is available on the Company's website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.”

The Nominating Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Nominating Committee is to make recommendations to the Board on qualifications and selection criteria for Board members, to review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Shareholders. Mr. Massee is the Chairman of the Nominating Committee. Mr. Downing, Mr. Dwozan, and Mr. Massee were members of the Nominating Committee during the year 2021. Each of the members of the Committee was deemed independent as defined in the listing standards of NASDAQ. The Nominating Committee does not currently have a formal policy or process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director-candidate must also meet the following criteria to be considered by the Nominating Committee: independence; exceptional personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate's credentials in the context of these standards. The Nominating Committee operates under the Governance, Compensation, and Nominating Committees Charter. The Charter is available on the Company’s website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” The Nominating Committee does not currently have a policy with regard to the consideration of any director candidates recommended by shareholders. The Board of Directors has determined such a policy has been unnecessary in the past and will charge the Nominating Committee to evaluate the appropriateness of developing such a policy in the coming year. The Nominating Committee met one time during 2021.

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company by monitoring the integrity of the Company’s financial statements, the independence and qualifications of its external auditor, the Company’s system of internal controls, the performance of the Company’s internal audit process and external auditor and the Company’s compliance with laws, regulations and the Code of Ethics and the Code of Conduct. Mr. Massee is the Chairman of the Audit Committee. Mr. Massee, Mr. Downing, Ms. Mowry, Mr. Ross, and Mr. Wyatt were members of the Audit Committee during the year 2021. None of these members have participated in the preparation of the financial statements of the Company. As of December 31, 2021, the members of the Audit Committee met the independence requirements of the rules of NASDAQ. The Audit Committee met 9 times during the year 2021.

The Board of Directors has adopted a written charter for the Audit Committee. The Charter is available on the Company’s website at www.colony.bank under “About Us > Investor Relations > Corporate Information > Governance Documents.” The Board of Directors reviews and approves changes to the Audit Committee charter annually.

The Risk Management Committee was formed in October 2018 and is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Risk Management Committee is to look at risk and rewards in maximizing shareholder value. Risks noted in banking include interest rate risk, credit risk, compliance risk, liquidity risk, pricing risk, reputational risk, strategic risk, cyber risk, transaction risk, legal risk and regulatory risk. Mr. Dwozan is the Chairman of the Risk Management Committee. All directors are members of the Risk Management Committee. The Risk Management Committee met twelve times during 2021.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Mark H. Massee, Jonathan W.R. Ross Meagan M. Mowry, Harold W. Wyatt, III and Scott L. Downing. Each of these members meets the requirements for independence as defined by the applicable listing standards of NASDAQ and SEC regulations applicable to listed companies. In addition, the Board of Directors has determined that Mr. Massee meets the NASDAQ and SEC “audit committee financial expert” standards and thus elected him to serve as the Audit Committee’s “audit committee financial expert.” In addition the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist the Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee reports as follows with respect to the audit of the Company’s 2021 audited consolidated financial statements.

•The Audit Committee has reviewed and discussed the Company’s 2021 audited consolidated financial statements with the Company’s management;

•The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, LLC, the matters required to be discussed by the SEC and the Public Company Accounting Oversight Board, including Auditing Standard 16, Communications with Audit Committees, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence from the Company and its management; and

•Based on review and discussions of the Company’s 2021 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2021 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act and Exchange Act.

                                     AUDIT COMMITTEE:

                                                                                             Mark H. Massee (Chairman)
Scott L. Downing
Jonathan W.R. Ross
Meagan M. Mowry
Harold W. Wyatt, III

STOCK OWNERSHIP

The following table provides information regarding the beneficial ownership of our common stock as of March 25, 2022:
•each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•each of our directors;

•each of our executive officers; and

•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 17,586,333 shares of our common stock outstanding as of March 25, 2022. Except as indicated below, the address for each shareholder listed in the table below is: Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750.
Security Ownership of Certain Beneficial Owners

As of March 25, 2022, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock (excluding directors and officers of the Company):

Name and Address	Shares Beneficially Owned	Percent of Ownership
Fourthstone, LLC	1,365,402	7.76%
13476 Clayton Rd
St. Louis, MO, 63131

Directors and Executive Officers

The following table sets forth information as of March 25, 2022 regarding the beneficial ownership of the Company’s common stock by each Company director (including nominees for director) and by the executive officers of the Company and its subsidiaries, and by all directors and executive officers as a group.

	Shares Beneficially		Percent of
Name	Owned (1)(2)		Class
Scott L. Downing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	221,007		1.26%
Director

M. Frederick Dwozan, Jr. . . . . . . . . . . . . . . . . . . . . . . . .	38,237		0.22%
Director

T. Heath Fountain. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	51,961	(3)	0.30%
Director; Executive Officer

Terry L. Hester . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	104,179	(4)	0.59%
Director

Edward P. Loomis, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . .	48,000		0.27%
Director

Mark H. Massee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	63,464		0.36%
Director

Meagan M. Mowry . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9,411		0.05%
Director

Matthew D. Reed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11,560		0.07%
Director

Jonathan W.R. Ross . . . . . . . . . . . . . . . . . . . . . . . . . . .	484,543	(5)	2.76%
Director

Brian D. Schmitt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	73,533		0.42%
Director, Executive Officer

Harold W. Wyatt, III . . . . . . . . . . . . . . . . . . . . . . . . . . . .	132,850	(6)	0.75%
Director

Edward L Bagwell, III . . . . . . . . . . . . . . . . . . . . . . . . . . .	22,287		0.13%
Executive Officer

Leonard Bateman, Jr. . . . . . . . . . . . . . . . . . . . . . . . . . . .	17,616		0.10%
Executive Officer

David A. Borrmann . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	25,106		0.14%
Executive Officer

Kimberly C. Dockery . . . . . . . . . . . . . . . . . . . . . . . . . . .	14,840		0.08%
Executive Officer

M. Eddie Hoyle . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	25,693		0.14%
Executive Officer

Tracie Youngblood . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8,085		0.05%
Executive Officer

All directors and executive officers
as a group (17 persons) . . . . . . . . . . . . . . . . . . . . . . . .	1,352,372		7.69%

(1)Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trusts or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities not held of record by that person or entity.
(2)Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power to the securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.
(3)Includes 1,400 shares held in a UTMA accounts for his children.
(4)Includes 4,806 shares held by Mr. Hester’s spouse.
(5)Includes 21,079 shares held in Ross Life Insurance Trust and 84 shares held by Family Trust.
(6)Represents the holdings of Wyatt Investment Group LP, of which the reporting person is a limited partner. The reporting person disclaims beneficial ownership of registrant common stock held by Wyatt Investment Group LP except to the extent of his pecuniary interest. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934, the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities by any reporting person for purposes of Section 16 or for any other purpose.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by cash of the named executive officers for the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Award(2)	All Other Compensation		Total
T. Heath Fountain	2021	$420,000	$147,000		$215,160	$55,223	(3)	$837,383
President and Chief Executive Officer	2020	360,000	144,000			40,896		544,896

Brian D. Schmitt (4)	2021	128,610	385,736	(5)		19,595	(6)	533,941
Executive Vice President and Executive Vice Chairman

M. Eddie Hoyle	2021	212,000	63,600		143,440	28,766	(7)	447,806
Executive Vice President and Chief Banking Officer
(1)Discretionary cash bonus paid in current year based on Company performance in prior year.
(2)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted in the applicable year.
(3)Includes $12,000 for car allowance, $372 for Company-paid life insurance premiums, $2,037 for interest paid on deferred Bonus, $4,500 for social club dues, $18,000 for director fees, $386 for dividends on restricted stock, $3,801 for Company-paid disability insurance and $14,127 for 401(k) match.
(4)Began Employment with Company on August 1, 2021
(5)Includes bonus payment of $195,736 based on what Mr. Schmitt would have received under the SouthCrest Bank executive incentive plan, as well as $190,000 in Bonus under his Integration Bonus Agreement.
(6)Includes $6,681 for Company 401(k) match, $5,000 for car allowance, $1,337 for Company-paid life insurance premiums, $6,000 for director fees, and $577 for Company paid Disability insurance.
(7)Includes $12,225 for 401(k) match, $1,584 for Company-paid life insurance premiums, $2,088 for Company-paid disability insurance premiums, $12,000 for car allowance and $869 for interest paid on deferred Bonus.

Summary of Terms of Compensation Program

Base Salary Base salary is established for each executive to reflect the potential contribution of the executive to the achievement of the Company’s and the Bank’s business objectives and to be competitive with base salaries paid by other institutions. The Company utilizes the Industry specific salary surveys as a source to evaluate competitiveness of base salaries. The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position. We increase base salaries based upon competitive market needs, our past and expected financial performance and the individual executive’s performance. Base salary is a large element of the compensation program because it fairly compensates individuals for fulfilling their daily responsibilities and obligations. Our named executive officers received base salary increases approximating 10.62 percent for 2022. The Compensation Committee determined the initial 2022 base salary for the named executive officers by reviewing salary surveys from different industry groups and discussing with our legal counsel who is knowledgeable about the banking industry’s compensation for executive officers.

The base salary approved and in effect for 2022 for each named executive officer is listed on the following chart:

Executive	2022 Base Salary
T. Heath Fountain	$485,000
Brian D. Schmitt	335,000
M. Eddie Hoyle	240,000

Annual Cash Bonus Compensation. The Compensation Committee may reward the named executive officers with a discretionary cash bonus based on its review of the Company’s performance during each fiscal year. There is no specific measurement to be met for the award of bonuses, and the Compensation Committee can determine not to award any bonuses at all. The Compensation Committee believes it is often appropriate to award bonuses to the named executive officers if the Company achieves internal growth, profit and solid asset quality, all of which are believed to build shareholder value. Bonuses awarded in 2022 based on 2021 performance, will be paid to each named executive as follows: 60% to be paid in cash in 2022 with the remaining balance of the award to be paid in equal installments over the following three years.

Employment Agreement with Mr. Fountain. The Company entered into an employment agreement with Mr. Fountain, which has a 3-year term (expiring July 30, 2024) and provides for an initial base salary of $420,000 and participation in any annual discretionary bonus and employee benefit plans available to other similarly-situated Bank employees. In addition, the Company will provide Mr. Fountain reimbursement for the cost of certain monthly club membership dues.

Employment Agreement with Mr. Schmitt. The Company entered into an employment agreement with Mr. Schmitt, which has a 2-year term (expiring August 1, 2023) and provides for an initial base salary of $326,000, an opportunity to earn an annual bonus, and participation in employee benefit plans available to other similarly-situated Bank employees.

In addition to his Employment Agreement, on July 30, 2021, the Company entered into an Integration Bonus Agreement with Mr. Schmitt, which provides for a series of bonuses to be paid upon the achievements of certain milestones relating to the conversion and integration of SouthCrest Bank into the operations of Colony Bank. Those payments total $455,000, to be paid upon at the following times and in the following amounts: $190,000 following the information systems conversion of SouthCrest Bank, $150,000 on or about May 1, 2022, and $115,000 on or about February 1, 2023; provided in each case that Mr. Schmitt remains employed with Colony Bank at the time each payment becomes due.

Employment Agreement with Mr. Hoyle. The Company entered into an employment agreement with Mr. Bateman, which agreement has a 2-year term (expiring January 19, 2023) and provides for an initial base salary of $212,000, an opportunity to earn an annual bonus, and participation in employee benefit plans available to other similarly-situated Bank employees.

Outstanding Equity Awards at 2021 Fiscal Year-End

Name	Stock Awards Number of Unvested Shares		Market value of Unvested shares (3)
T. Heath Fountain	12,000	(1)	$204,840
Brian D. Schmitt	—		—
M. Eddie Hoyle	8,000	(2)	136,560

(1)Reflects restricted stock granted to Mr. Fountain on July 1, 2021, which totaled 12,000 shares. Restricted shares vest in three approximately equal annual installments on each of July 1, 2022, 2023 and 2024, subject to Mr. Fountain’s continued employment with the Company on each vesting date.
(2)Reflects restricted stock granted to Mr. Hoyle on July 1, 2021, which totaled 8,000 shares. Restricted shares vest in three approximately equal annual installments on each of July 1, 2022, 2023 and 2024, subject to Mr. Hoyle’s continued employment with the Company on each vesting date.
(3)The market value is based on the closing market price of our common stock ($17.07) on December 31, 2021.

Summary of Potential Payments on Termination of Employment or Change in Control
Mr. Fountain. The employment agreement with Mr. Fountain specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Fountain’s employment agreement, if the Company terminates Mr. Fountain’s employment other than for “cause” or “disability” or Mr. Fountain resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Fountain: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to the base salary that Mr. Fountain would have received through the remainder of the term of the employment agreement or, if longer, for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 2.5 times the sum of (x) Mr. Fountain’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Fountain with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Mr. Schmitt. The employment agreement with Mr. Schmitt specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Schmitt’s employment agreement, if the Company terminates Mr. Schmitt’s employment other than for “cause” or “disability” or Mr. Schmitt resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Schmitt: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to one times the current base salary for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 1.5 times the sum of (x) Mr. Schmitt’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Schmitt with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 60 days.

Mr. Hoyle. The employment agreement with Mr. Hoyle specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Hoyle’s employment agreement, if the Company terminates Mr. Hoyle’s employment other than for “cause” or “disability” or Mr. Hoyle resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Hoyle: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to one times the current base salary for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 1.5 times the sum of (x) Mr. Hoyle’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Hoyle with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Each of the executive officer employment agreements requires the executive to execute and not revoke a general release of claims against the Company. The employment agreements also contain certain non-competition and employee and customer non-solicitation covenants that apply during the executive's employment with the Company and for 12 months following termination of employment (or, if longer, the period of time during which the executive is receiving severance payments), and standard confidentiality covenants.

Summary of Potential Payments Upon Termination of Employment or Upon a Change in Control. The table below reflects estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination or a change in control on December 31, 2021. Actual amounts that would be paid out can only be determined at the time of such qualifying termination.

Name	Termination Other than for Cause or Disability; Resignation for Good Reason (Absent a Change in Control) ($)		Termination Other than for Cause or Disability; Resignation for Good Reason (Within 12 Month Following a Change in Control) ($)
T. Heath Fountain	1,050,000	(1)	1,197,000	(2)
Brian D. Schmitt	326,227	(3)	685,076	(4)
M. Eddie Hoyle	212,000	(3)	381,600	(4)

(1)Reflects an amount equal to the base salary that Mr. Fountain would receive for the remainder of the current term of his employment agreement.
(2)Reflects an amount equal to 2.5 times the sum of Mr. Fountain’s current base salary, and the annual bonus earned with respect to the calendar year immediately preceding the date of termination.
(3)Reflects an amount equal to 1 times current base salary.
(4)Reflects an amount equal to 1.5 times the current base salary and the annual bonus earned with respect to the calendar year immediately preceding the date of termination.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 regarding the Company’s equity compensation plans under which shares of the Company’s common stock are authorized for issuance.

	(A)	(B)	(C)
	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted Average Exercise Price of outstanding options, warrants, and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)
Equity compensation plans approved by shareholders(1)	187,300	$17.93	1,012,700
Equity compensation plans not approved by shareholders	—	—	—
Total	187,300	$17.93	1,012,700

(1)Reflects shares available for future awards under the Colony Bankcorp, Inc. 2020 Incentive Plan. All of these shares are available for issuance pursuant to grants of full-value stock awards.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing disclosure of the ratio of the median of the annual total compensation of all of our employees (excluding the CEO) to the annual total compensation of our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•We selected December 31, 2021 as the date upon which we would identify the “median employee.”
•We used taxable income as reported on Form W-2 as our consistently applied compensation measure, with the measurement period being calendar year 2021.
•With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the Summary Compensation Table.
Mr. T. Heath Fountain, our Chief Executive Officer, had annualized total compensation of $837,383 in 2021, compared to annual total compensation of $45,000 for the median employee. Accordingly, the annual total compensation of our CEO was 18.61 times that of the median of the annual total compensation of all employees.

DIRECTOR COMPENSATION

The Company uses cash incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For fiscal year ended December 31, 2021, independent members of the Board (except the Chairman and Vice Chairman) received a retainer of $24,000 for Board Service for the year. All non-employee Directors received a retainer of $3,600 for each committee that they serve. Members that are also employees of the Company receive a retainer of $18,000 for board service for the year. The Chairman received a retainer of $36,000 for the year for Board service and the Vice-Chairman received $27,000. Directors who are employees of the Company do not receive any committee fees. Our non-employee Directors were awarded 3,000 shares of Company stock that will vest over the next 3 years.

Subsidiary Director Compensation

Colony Bank, a wholly-owned subsidiary of the Company, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Bank is committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Award(1)	All Other Compensation		Total
Scott L. Downing	$45,600	$53,790	$—		$99,390
M. Frederick Dwozan, Jr.	52,200	53,790	—		105,990
T. Heath Fountain	18,000	—	—		18,000
Terry L. Hester	38,400	53,790	—		92,190
Edward P. Loomis, Jr.	38,400	53,790	—		92,190
Mark H. Massee	61,200	53,790	4,800	(2)	119,790
Meagan M. Mowry	42,000	53,790	—		95,790
Matthew D. Reed	42,500	53,790	—		96,290
Jonathan W.R. Ross	46,100	53,790	—		99,890
Brian D. Schmitt (3)	6,000	—	—		6,000
Harold W. Wyatt, III (4)	14,000	—	—		14,000
(1)    Value of stock on grant date at $17.93 per share. Each non-employee Director, as of the date of the award, was awarded 3,000 shares to vest over 3 years.
(2)    Other Compensation includes $4,800 in inspection fees.
(3)    Elected to the Board effective August, 2021.
(4)    Elected to the Board effective August, 2021.

Prohibitions on Hedging
The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s General Counsel prior to any trade.

Related Party Transactions with the Company

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W, which governs certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NASDAQ Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, shareholders beneficially owning 5% or more of our common stock and the immediate family members of these persons. Our Chief Executive Officer, in consultation with counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to our Audit Committee for approval. In determining whether to approve a related party transaction, our Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.
Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiary for various business and personal reasons. Such loans are made in strict compliance with state and federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Such loans were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with persons not related to the lender; and did not involve more than normal risk of collectability or present other unfavorable features.

As of December 31, 2021, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the Bank in the aggregate amount of $9,424,569 outstanding or available.

The Company adopted a related person transaction policy and procedure on October 17, 2017 and to the best of our knowledge all related parties are in compliance.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or its subsidiary is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds 10 percent of the current assets of the Company and its subsidiary on a consolidated basis.

During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Shareholder Communication with the Board of Directors

Our Board of Directors does not have an established written policy or process for security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this practice and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Dwozan, Mr. Massee, Mr. Reed and Mr. Ross served as members of the Compensation Committee. During 2021, no member of the Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2021, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Compensation Committee or on our Board of Directors.

PROPOSAL NO. 2 – AMENDMENT TO THE ARTICLES TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

The Board of Directors unanimously recommends that the Company's shareholders adopt an amendment to the Articles, which, if approved by shareholders, will increase the number of authorized shares of (1) the Company’s capital stock from 30,000,000 to 60,000,000 and (2) the Company common stock from 20,000,000 to 50,000,000 (the “Common Stock Amendment”). As discussed below, the Board believes that the Common Stock Amendment is important to facilitate the Company's future acquisitions and to enable the Company to continue to attract and retain qualified personnel to promote our continued growth.

The proposed Common Stock Amendment submitted for approval by our shareholders would amend section (a) of Article 5 of the the Company's Articles and is set forth in relevant portion below (lined out figures are being replaced):

“(a) The total number of shares of capital stock which the Corporation is authorized to issue is sixty ~~thirty~~ million (60,000,000 ~~30,000,000~~) shares, divided into fifty ~~twenty~~ million (50,000,000 ~~20,000,000~~) shares of common stock, $1.00 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).”

Except for the changes to reflect the increase in our authorized number of shares of common stock and the corresponding increase in our authorized number of shares of capital stock, our Articles will continue in effect, including the remaining provisions of Article 5.

As of March 25, 2022, the Company had issued and outstanding 17,586,333 shares of common stock and had reserved approximately 1,751,722 additional shares of common stock for issuance under our stock incentive plan, 401(k) plan and dividend reinvestment and direct stock purchase plan, totaling approximately 19,338,055 shares of common stock. As a result, the Company has less than 1,000,000 shares of its common stock available for issuance in the future. The Company has primarily used our shares to make acquisitions and for stock incentive awards under our compensation programs, but we may also use shares for other corporate purposes approved by the Board, such as in financing transactions, stock dividends, or recapitalizations.

The Board has adopted the Common Stock Amendment and recommended its approval by shareholders because the adoption of the Common Stock Amendment would provide the Company with the flexibility to issue shares of common stock in the future, including in acquisitions of other bank holding companies, for awards under our present and any future employee benefit programs, in capital raising transactions or for other corporate purposes. The Company has pursued an acquisition strategy that has been critical to our success, and we plan to continue to make acquisitions in the future as opportunities arise. Unless further shareholder approval is required for a proposed issuance of additional shares of common stock by the NASDAQ rules or other applicable rules and regulations, the additional authorized shares of common stock may be issued without the delay and costs associated with holding a special meeting of shareholders to obtain approval.

The additional shares of common stock for which authorization is sought would be identical in all respects to the shares of Company common stock now authorized, having the same par value, voting rights and rights to dividends and other distributions. As a result, an increase in the number of authorized shares of Company common stock would not, in itself, have any effect on the rights of the holders of the Company common stock, and the relative rights and limitations of the holders of common stock would remain unchanged. While the adoption of the Common Stock Amendment will not impact the rights of holders of currently outstanding shares of common stock, the issuance of additional shares of common stock in the future could have effects incidental to increasing the number of shares of common stock outstanding, such as dilution of earnings per share and voting rights of current shareholders.

If this proposal is not approved by our shareholders, our ability to pursue future business opportunities (including acquisitions) will be limited by the lack of available shares of common stock. In particular, we believe potential sellers are reluctant to agree to transactions that include our shareholder approval as a contingency, which could put us at a disadvantage in competitive bidding situations. In addition, our future success depends upon our ability to attract, retain and motivate key employees, and we may be less successful in doing so if we do not have sufficient shares available for equity incentive awards determined to be appropriate by the Compensation Committee.

If the Common Stock Amendment is approved by our shareholders at the Annual Meeting, the Company expects to deliver to the Georgia Secretary of State, as soon as reasonably practicable, articles of amendment reflecting such approval. Although the Company intends to complete the filing as soon as reasonably practicable after the Common Stock Amendment is approved, the Board reserves the right to delay or abandon the Common Stock Amendment at its discretion.

The Board has determined that it is in the best interests of the Company and its shareholders to adopt the Common Stock Amendment.

The Board of Directors unanimously recommends a vote "FOR" this proposal

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, requires the Company to permit a non-binding advisory vote (at least once every three years) on the compensation of its Named Executive Officers, as described and presented in the “Executive Compensation” section of this 2021 Proxy Statement, and the accompanying tables and narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K located in the ‘Executive Compensation’ section of the 2021 Proxy Statement, and the accompanying executive compensation tables and narrative discussions is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our Named Executive Officers again at our 2023 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has selected Mauldin & Jenkins, LLC, to serve as our independent accountants for the fiscal year ending December 31, 2022, subject to ratification by the shareholders. Representatives of Mauldin & Jenkins, LLC will be available at the Annual Meeting on May 19, 2022 and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

Shareholder ratification of the selection of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the 2022 fiscal year is not required by our bylaws, state law or otherwise. The Board of Directors is submitting the selection of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of Mauldin & Jenkins, LLC is not approved by a majority of the votes cast at the Annual Meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

During the fiscal year 2021, the Company retained Mauldin and Jenkins, LLC to serve as the Company's principal independent auditor. In 2020, McNair, McLemore, Middlebrooks & Co., LLC served as the Company's principal independent auditor. Services were provided in the following categories and amounts:

	2021		2020

Audit Fees	$265,950	(1)	$259,737
Audit-related Fees	84,675	(2)	11,500
Tax Fees	—		28,964
All other Fees	—		—

Total	$350,625		$300,201

(1)Includes audit of financial statements, reporting to audit committee, review of quarterly financials, attestation of Internal Controls for FDICIA, and review of SEC filings.
(2)Includes assurance and related services, fees related to the HUD audit, fees related to the performance of audits and attest services not required by statute or regulations, due diligence and consents related to mergers, acquisitions, and investments, accounting consultations about the application of generally accepted accounting principles to proposed transactions and fees related to shelf registration and stock offering work through the end of the year.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, the independent registered public accounting firm, and on a case-by-case basis, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. The Audit Committee delegates authority over the review of such preapprovals to an internal audit firm, which prepares an internal program that is subject to the Audit Committee’s approval. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by the Audit Committee pursuant to SEC Regulation S-X Rule 2-.01(c)(7)(i).

Financial Information Systems Design and Implementation Fees.

The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2021.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2021, on April 7, 2021, the Audit Committee of the Company dismissed McNair, McLemore, Middlebrooks, & Co., LLC as the Company’s independent registered public accounting firm, effective as of April 7, 2021. McNair, McLemore, Middlebrooks, & Co., LLC served as the Company’s independent registered public accounting firm since 1995.

The audit reports of McLemore, Middlebrooks, & Co., LLC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 2020 and 2019, and including the subsequent interim period from January 1, 2021 through April 7, 2021, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and McLemore, Middlebrooks, & Co., LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of McLemore, Middlebrooks, & Co., LLC, would have caused McLemore, Middlebrooks, & Co., LLC to make reference to the subject matter of the disagreement in connection with McLemore, Middlebrooks, & Co., LLC’s reports on the Company’s consolidated financial statements for 2020 and 2019, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

The Audit Committee conducted a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee invited multiple firms to participate in this process. As a result of this process and following careful deliberation, on April 7, 2021, the Audit Committee of the
Company’s Board of Directors approved the engagement of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2021, subject to completion of Mauldin & Jenkins, LLC’s standard client acceptance procedures.

During the Company’s fiscal years ended December 31, 2020 and 2019, and the subsequent interim period from January 1, 2021 through April 7, 2021, neither the Company nor anyone acting on its behalf consulted with Mauldin & Jenkins, LLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Mauldin & Jenkins, LLC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K and the related instructions, respectively).

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2023 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 15, 2022. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2023 annual meeting of shareholders, may be brought before the annual meeting as long as the notice of the proposal is in writing and received by the Company, directed to the attention of the Corporate Secretary, no earlier than 5:00 p.m., Eastern Time, on January 19, 2023, which is 120 calendar days before the anniversary of this year's annual meeting, nor later than 5:00 p.m., Eastern Time, on February 18, 2023, which is 90 calendar days before the anniversary of this year's annual meeting. Any such proposal must comply in all respects with the Company’s Amended and Restated Bylaws and with the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether to include it, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

To have a nominee included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2023, notice of such nomination must be submitted by the nominating shareholder on a Schedule 14N to the Company no earlier than 5:00 p.m., Eastern Time, on January 19, 2023 nor later than 5:00 p.m., Eastern Time on February 18, 2023, with such notice to also be filed with the SEC no later than February 18, 2023.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its annual report as filed with the SEC on form 10-K (the “10-K”) for the fiscal year ended December 31, 2021, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and 2021 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or the Company to the contrary.

•You can contact the Company by calling (229) 426-6000 or writing Edward L Bagwell at 115 South Grant Street, Fitzgerald, Georgia 31750 to request a separate copy of the Notice of Internet Availability of Proxy Materials or 2021 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future. You can also contact your broker to make a similar request.

COLONY BANKCORP, INC.
ATTN: CORPORATE SECRETARY
P.O. BOX 989
115 SOUTH GRANT STREET
FITZGERALD, GA 31750

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75029-P66069

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLONY BANKCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following eleven director nominees to serve until the 2023 Annual Meeting of Shareholders:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Scott L. Downing
02) M. Frederick Dwozan, Jr.
03) T. Heath Fountain
04) Terry L. Hester
05) Edward P. Loomis, Jr.
06) Mark H. Massee
07) Meagan M. Mowry
08) Matthew D. Reed
09) Jonathan W. R. Ross
10) Brian D. Schmitt
11) Harold W. Wyatt, III

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve an amendment to the articles of incorporation of Colony Bankcorp, Inc. (the "Company") to increase the number of authorized shares of the Company's capital stock from 30,000,000 to 60,000,000 shares, and increase the number of authorized shares of the Company's common stock, $1.00 par value per share, from 20,000,000 to 50,000,000 shares;	☐	☐	☐
3. To approve, on an advisory non-binding basis, the compensation of the Company's named executive officers as disclosed in the enclosed Proxy Statement;	☐	☐	☐
4. To ratify the appointment of Mauldin & Jenkins, LLC, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022; and	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D75030-P66069]

COLONY BANKCORP, INC.
Annual Meeting of Shareholders
May 19, 2022 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) T. Heath Fountain and Mark H. Massee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COLONY BANKCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Time on May 19, 2022, at 115 South Grant St, Fitzgerald, GA 31750, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

The Board of Directors is not aware of any matters likely to be presented for action at the 2022 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

Continued and to be signed on reverse side